EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 27, 2000, except for Note 3 as to which the date is November 26, 2002, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of Frontstep, Inc. for the year ended June 30, 2000 included in this joint proxy statement-prospectus and the registration statement on Form S-4 for registration of 4,796,839 shares of MAPICS, Inc. common stock.

Ernst & Young LLP

Columbus, Ohio
December 19, 2002